                                                              EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION
           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (In thousands, except per share data)

                                                                          QUARTER ENDED JUNE 30,
                                                                          ----------------------
                                                                           1996           1995
                                                                           ----           ----
      Primary and Fully Diluted:
      Weighted average shares outstanding for the period..........         39,965        29,656
      Common equivalent shares pursuant to Staff Accounting
      Bulletin No. 83.............................................             --         5,166
       Dilutive options and warrants .............................          4,050            --
                                                                          -------       -------

      Shares used in computing per share amounts..................         44,015        34,822
                                                                          -------       -------

      Net income available for common
        stockholders..............................................        $15,895       $ 2,567
                                                                          -------       -------

      Net income available for common stockholders per share......        $  0.36       $   .07
                                                                          -------       -------


(1) Primary and fully diluted calculations are substantially the same


                                       12